Exhibit 11
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF NET INCOME PER SHARE
(Shares and dollars in thousands except per share amounts)

                                 For the Three Months Ended
                                             January 31

                                        1994           1993

1.   Net income (loss)                $87,015        $(1,142,201)


2. Adjustment - Interest expense,
after tax benefit, applicable to
convertible
debentures outstanding                     15                 15

3.Net income (loss) applicable to common
stock - before interest applicable to
convertible debentures                $87,030        $(1,142,186)

PRIMARY NET INCOME PER COMMON SHARE:
     Shares:

4.Weighted average number of common
shares outstanding                     85,592             77,291

5.   Incremental shares:

Dilutive common stock options               864              89
Dilutive stock appreciation rights           66               4
Total incremental shares               930                 93

6.   Primary net income (loss) per common
share (1 divided by 4)                $  1.02 *      $   (14.78)*


FULLY DILUTED NET INCOME PER COMMON SHARE:
     Shares:

7.   Weighted average number of common
shares outstanding                  85,592             77,291

8.   Incremental shares:

Dilutive common stock options               935             201
Dilutive stock appreciation rights           66               9

9.   Common equivalent shares from assumed
conversion of convertible debentures:
5-1/2% debentures due 2001              47                   53

10.  Total                               86,640           77,554

11.  Fully diluted net income (loss)
per common share (3 divided by 10)    $  1.02 *      $   (14.78)*


* Net income per common share outstanding was used in the designated calculations since the dilutive effect of common stock options, stock appreciation rights and assumed conversion of convertible debentures was either immaterial or anti-dilutive.